Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Stephen A. Erickson, Chief Financial Officer, 616.447.3914

INDEPENDENT BANK CORPORATION REPORTS
2020 FIRST QUARTER RESULTS

GRAND RAPIDS, Mich., Apr. 30, 2020 – Before summarizing the financial results for the quarter we want to take a moment to recognize that the COVID-19 pandemic has brought significant hardship to many of our customers and communities in so many ways. That is especially true for those who have been infected by the virus and suffered through the health issues that it has caused.  Our thoughts are with those who have been directly impacted, and we extend our appreciation to those who have aided and supported them.

Independent Bank Corporation (NASDAQ: IBCP) continues to respond to the challenges of the current environment. Our response was formulated throughout the month of February as we prepared our infrastructure to allow the majority of our staff to work remotely.  On Mar. 3rd we activated our Business Continuity plan to protect our customers, employees and business.  We will continue to take the necessary steps to serve our communities while doing our part to minimize the spread of COVID-19.  The following is a brief description of our current initiatives:
•
Customer Safety and Service Levels:  Beginning Mar. 17th we limited our branch lobbies to appointment only and have kept drive through windows open.  With the ability to use drive through service, ATMs or our electronic banking solutions there has been minimal disruption to customers.  In addition, our flexible operating network has allowed us to efficiently redeploy our associates to high volume areas to fulfill customer requests into our call center, requests for consumer and commercial loan payment relief and mortgage financing requests.

•
Employee Safety:  For employees that need to remain in the branch servicing our customers, in addition to closing the branch lobbies, we have expanded sick and vacation time.  All non-branch employees either have the option, or are required to work remotely.  We currently have approximately 80% of our non-branch staff working remotely every day.  Prospectively, as our markets move out of the “Stay Home, Stay Safe” executive orders, we are installing “customer friendly” plastic shields throughout our delivery network to put both customers and staff at ease.

•
Loan Forbearances:  We take pride in being supportive of our customers and communities and have forbearance programs in place and available for those experiencing financial difficulty.  Through Apr. 17th, we’ve granted deferrals to 151 commercial customers with $129.3 million in loans, 605 retail customers with $76.6 million in portfolio loans, and 807 customers with $118.5 million within our book of  mortgage loans we service for others.  The forbearance terms are flexible enough to meet the specific needs of each customer, while protecting the safety and soundness of the Bank.

•
Payroll Protection Program:  Our response, and focus on this vital program, shows our commitment to the communities we serve. We have built an effective process to manage the high volume of applications that we’re receiving.  Customer demand for this program has been extraordinary.  Through Apr. 17th we had received 1,473 applications for $238.2 million in loan requests with 786 applications for $171.8 million accepted by the Small Business Administration (“SBA”) prior to depletion of the initial funding on Apr. 16th.  We anticipate continuing this program as additional funding is allocated to the SBA and becomes available.

IBCP reported first quarter 2020 net income of $4.8 million, or $0.21 per diluted share, versus net income of $9.4 million, or $0.39 per diluted share, in the prior-year period.

Significant items impacting comparable first quarter 2020 and 2019 results include the following:

•
Provision for loan losses of $6.7 million ($0.24 per diluted share, after taxes) in the first quarter of 2020 due in part to the impact of COVID-19 protective measures on unemployment and economic activity as compared to $0.7 million ($0.02 per diluted share, after taxes) in the first quarter of 2019. The provision for loan losses, and the allowance for loan losses, were calculated under our existing incurred methodology. As permitted under section 4014 of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, we have chosen to delay the implementation of Accounting Standards Update No. 2016-13, Measurement of Credit Losses on Financial Instruments or “CECL.”  This will be discussed further during our first quarter 2020 earnings conference call.

•
A change in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Change”) of a negative $5.9 million ($0.21 per diluted share, after taxes) as compared to a negative MSR Change of $2.2 million ($0.07 per diluted share, after taxes) for the first quarters of 2020 and 2019, respectively.

The first quarter of 2020 was highlighted by:

•
Pre-tax, pre-provision income was $12.5 million in the first quarter of 2020 compared to $12.2 million in the first quarter of 2019 ($18.4 million vs $14.4 million excluding the MSR Change for the same respective periods);

•	Growth in gains on mortgage loans of $5.2 million, or 144.8%, compared to the year ago quarter;
•	Net growth in total deposits, excluding brokered deposits, of $81.8 million, or 11.6% annualized;
•	The payment of a 20 cent per share dividend on February 14, 2020.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented:  “Amidst the extraordinary volatility in interest rates and uncertainty around the economic impact of COVID-19,  we were pleased with our first quarter results. The gains on mortgage loans more than offset the negative MSR Change and our provision for loan losses increased significantly due to the economic environment, while our core operating results were relatively stable.  We will continue to focus on the needs of our customers and communities, while preserving the value of our franchise.”

Operating Results

The Company’s net interest income totaled $30.2 million during the first quarter of 2020, a decrease of $0.05 million, or 0.2% from the year-ago period, and a decrease of $0.5 million, or 1.7%, from the fourth quarter of 2019. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.63% during the first quarter of 2020, compared to 3.88% in the year-ago quarter and 3.70% in the fourth quarter of 2019. The year-over-year quarterly decrease in net interest income is due to an increase in average interest-earning assets that was more than offset by a decline in the net interest margin.  Average interest-earning assets were $3.35 billion in the first quarter of 2020 compared to $3.15 billion in the year-ago quarter and $3.32 billion in the fourth quarter of 2019.  The decline in the net interest margin primarily reflects the impact of lower market interest rates.  Accretion of the discount recorded on loans acquired from our acquisition of TCSB Bancorp, Inc. totaled $0.3 million and $0.4 million in the first quarters of 2020 and 2019, respectively.

Non-interest income totaled $11.0 million and $10.0 million in the first quarters of 2020 and 2019, respectively. This increase was  primarily due to changes in mortgage banking related revenues (net gains on mortgage loans partially offset by a decline in mortgage loan servicing, net), as described below.

Net gains on mortgage loans were $8.8 million in the first quarter of 2020, compared to $3.6 million in the year-ago quarter.  Mortgage loan origination volume increased 125.8% to $311.1 million in the first quarter of 2020 compared to $137.8 million in the year ago period reflecting lower market interest rates, which have increased mortgage loan refinance activity.

Mortgage loan servicing, net, generated a loss of $5.3 million and a loss of $1.2 million in the first quarters of 2020 and 2019, respectively. This activity is summarized in the following table:

	Three Months Ended
	03/31/2020	03/31/2019
Mortgage loan servicing:	(Dollars in thousands)
Revenue, net	$1,673	$1,476
Fair value change due to price	(5,931)	(2,203)
Fair value change due to pay-downs	(1,042)	(488)
Total	$(5,300)	$(1,215)

The significant variance in the fair value change due to price relates primarily to the decline in mortgage loan interest rates in the first quarter of 2020.  This decline increased projected prepayment rates for mortgage loans serviced for others, leading to a decrease in fair value due to price.

Capitalized mortgage loan servicing rights totaled $14.8 million at Mar. 31, 2020 compared to $19.2 million at Dec. 31, 2019.  As of Mar. 31, 2020, the Company serviced approximately $2.68 billion in mortgage loans for others on which servicing rights have been capitalized.

Non-interest expenses totaled $28.7 million in the first quarter of 2020, compared to $28.0 million in the year-ago period.

The Company recorded an income tax expense of $0.9 million and $2.2 million in the first quarters of 2020 and 2019, respectively.   The decrease in income tax expense is primarily due to lower pre-tax earnings in the first quarter of 2020.

Asset Quality

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	3/31/2020	12/31/2019	3/31/2019
	(Dollars in thousands)
Commercial	$9,094	$1,377	$1,705
Consumer/installment	691	805	1,028
Mortgage	7,669	7,996	6,116
Total non-accrual loans	17,454	10,178	8,849
Less – government guaranteed loans	676	646	617
Total non-performing loans	$16,778	$9,532	$8,232
Ratio of non-performing loans to total portfolio loans	0.62%	0.35%	0.31%
Ratio of non-performing assets to total assets	0.50%	0.32%	0.28%
Ratio of the allowance for loan losses to non-performing loans	193.68%	274.32%	306.78%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans increased by $7.2 million since year-end 2019 due to an increase in non-performing commercial loans.  The increase in non-performing commercial loans primarily reflects the impact of a specific loan relationship that was in watch credit status at December 31, 2019.  Other real estate and repossessed assets totaled $1.5 million at Mar. 31, 2020 and $1.9 million at Dec. 31, 2019.

The provision for loan losses was an expense of $6.7 million and $0.7 million in the first quarters of 2020 and 2019, respectively.  Included in the first quarter 2020 provision for loan losses is a $4.9 million increase in the qualitative reserve.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans, loan net charge-offs and changes in economic conditions.  The Company recorded loan net charge offs of $0.4 million and $0.3 million in the first quarters of 2020 and 2019, respectively.  At Mar. 31, 2020, the allowance for loan losses totaled $32.5 million, or 1.20% of portfolio loans, compared to $26.1 million, or 0.96% of portfolio loans at Dec. 31, 2019 (1.25% and 1.01% of portfolio loans when excluding the remaining TCSB acquired loan balances for each period, respectively).

Balance Sheet, Liquidity and Capital

Total assets were $3.63 billion at Mar. 31, 2020, an increase of $67.7 million from Dec. 31, 2019, primarily reflecting an increase in securities available for sale partially offset by a decline in loans.  Loans, excluding loans held for sale, were $2.72 billion at Mar. 31, 2020, compared to $2.73 billion at Dec. 31, 2019.  Growth in commercial loans of $14.9 million and installment loans of $7.1 million were more than offset by a decline in mortgage loans of $28.9 million, due primarily to a securitization and a sale of $28.7 million of portfolio mortgage loans during the quarter.

Deposits totaled $3.08 billion at Mar. 31, 2020, an increase of $46.8 million from Dec. 31, 2019.  The increase in deposits is primarily due to growth in demand deposits and reciprocal deposits that were partially offset by a decline in time and brokered time deposits.

Cash and cash equivalents totaled $70.3 million at Mar. 31, 2020, versus $65.3 million at Dec. 31, 2019. Securities available for sale totaled $594.3 million at Mar. 31, 2020, compared to $518.4 million at Dec. 31, 2019.

Total shareholders’ equity was $335.6 million at Mar. 31, 2020, or 9.24% of total assets.  Tangible common equity totaled $302.2 million at Mar. 31, 2020, or $13.81 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	3/31/2020	12/31/2019	Well Capitalized Minimum
Tier 1 capital to average total assets	9.31%	9.49%	5.00%
Tier 1 common equity to risk-weighted assets	11.76%	11.96%	6.50%
Tier 1 capital to risk-weighted assets	11.76%	11.96%	8.00%
Total capital to risk-weighted assets	12.98%	12.96%	10.00%

Share Repurchase Plan

On Dec. 17, 2019, the Board of Directors of the Company authorized the 2020 share repurchase plan.  Under the terms of the 2020 share repurchase plan, the Company is authorized to buy back up to 1,120,000 shares, or approximately 5% of its outstanding common stock.    The repurchase plan is authorized to last through Dec. 31, 2020.  Thus far in 2020, the Company has repurchased 678,929 shares at a weighted average price of $20.30 per share. Share repurchase activity ceased on March 16, 2020, and is on hold at this time.

Earnings Conference Call

Brad Kessel, President and CEO, and Steve Erickson, CFO, will review the quarterly and full-year results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, Apr. 30, 2020.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides at the following event site/URL:  https://services.choruscall.com/links/ibcp200430.html

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10141797). The replay will be available through May 7, 2020.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3.6 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan’s Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements that are not historical facts, including statements about our expectations, beliefs, plans, strategies, predictions, forecasts, objectives, or assumptions of future events or performance, may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “expects,” “can,” “could,” “may,” “predicts,” “potential,” “opportunity,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “seeks,” “intends” and similar words or phrases. Accordingly, these statements involve estimates, known and unknown risks, assumptions, and uncertainties that could cause actual strategies, actions, or results to differ materially from those expressed in them, and are not guarantees  of timing, future results, events, or performance. Because forward-looking statements are necessarily only estimates of future strategies, actions, or results, based on management’s current expectations, assumptions, and estimates on the date hereof, there can be no assurance that actual strategies, actions or results will not differ materially from expectations. Therefore, readers are cautioned not to place undue reliance on such statements.  Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation’s customers; the implementation of Independent Bank Corporation’s strategies and business models; Independent Bank Corporation’s ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation’s markets; changes in customer behavior; management’s ability to maintain and expand customer relationships; management’s ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation’s accounting policies.

Certain risks and important factors that could affect Independent Bank Corporation’s future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition
	March 31, 2020	December 31, 2019
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$48,753	$53,295
Interest bearing deposits	21,538	12,009
Cash and Cash Equivalents	70,291	65,304
Interest bearing deposits - time	-	350
Securities available for sale	594,284	518,400
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,359	18,359
Loans held for sale, carried at fair value	64,549	69,800
Loans
Commercial	1,181,599	1,166,695
Mortgage	1,069,967	1,098,911
Installment	466,549	459,417
Total Loans	2,718,115	2,725,023
Allowance for loan losses	(32,495)	(26,148)
Net Loans	2,685,620	2,698,875
Other real estate and repossessed assets	1,494	1,865
Property and equipment, net	37,776	38,411
Bank-owned life insurance	55,035	55,710
Deferred tax assets, net	4,280	2,072
Capitalized mortgage loan servicing rights	14,829	19,171
Other intangibles	5,071	5,326
Goodwill	28,300	28,300
Accrued income and other assets	52,499	42,751
Total Assets	$3,632,387	$3,564,694

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$874,935	$852,076
Savings and interest-bearing checking	1,229,999	1,186,745
Reciprocal	464,574	431,027
Time	359,050	376,877
Brokered time	155,006	190,002
Total Deposits	3,083,564	3,036,727
Other borrowings	101,954	88,646
Subordinated debentures	39,473	39,456
Accrued expenses and other liabilities	71,778	49,696
Total Liabilities	3,296,769	3,214,525

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,892,001 shares at March 31, 2020 and 22,481,643 shares at December 31, 2019	338,528	352,344
Retained earnings	1,944	1,611
Accumulated other comprehensive loss	(4,854)	(3,786)
Total Shareholders’ Equity	335,618	350,169
Total Liabilities and Shareholders’ Equity	$3,632,387	$3,564,694

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$31,764	$33,140	$32,681
Interest on securities
Taxable	3,059	3,031	3,006
Tax-exempt	390	325	374
Other investments	366	412	575
Total Interest Income	35,579	36,908	36,636
Interest Expense
Deposits	4,700	5,487	5,681
Other borrowings and subordinated debentures	688	711	712
Total Interest Expense	5,388	6,198	6,393
Net Interest Income	30,191	30,710	30,243
Provision for loan losses	6,721	(221)	664
Net Interest Income After Provision for Loan Losses	23,470	30,931	29,579
Non-interest Income
Service charges on deposit accounts	2,591	2,885	2,640
Interchange income	2,457	2,553	2,355
Net gains on assets
Mortgage loans	8,840	6,388	3,611
Securities	253	3	304
Mortgage loan servicing, net	(5,300)	1,348	(1,215)
Other	2,163	2,420	2,264
Total Non-interest Income	11,004	15,597	9,959
Non-interest Expense
Compensation and employee benefits	16,509	18,546	16,351
Occupancy, net	2,460	2,216	2,505
Data processing	2,355	2,308	2,144
Furniture, fixtures and equipment	1,036	1,055	1,029
Interchange expense	859	883	688
Loan and collection	805	709	634
Communications	803	728	769
Advertising	683	515	672
Legal and professional	393	533	369
FDIC deposit insurance	370	(38)	368
Net (gains) losses on other real estate and repossessed assets	109	(63)	119
Credit card and bank service fees	99	111	103
Other	2,238	1,800	2,239
Total Non-interest Expense	28,719	29,303	27,990
Income Before Income Tax	5,755	17,225	11,548
Income tax expense	945	3,346	2,167
Net Income	$4,810	$13,879	$9,381
Net Income Per Common Share
Basic	$0.22	$0.62	$0.40
Diluted	$0.21	$0.61	$0.39

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$30,191	$30,710	$30,872	$30,756	$30,243
Provision for loan losses	6,721	(221)	(271)	652	664
Non-interest income	11,004	15,597	12,275	9,905	9,959
Non-interest expense	28,719	29,303	27,848	26,592	27,990
Income before income tax	5,755	17,225	15,570	13,417	11,548
Income tax expense	945	3,346	3,125	2,687	2,167
Net income	$4,810	$13,879	$12,445	$10,730	$9,381

Basic earnings per share	$0.22	$0.62	$0.55	$0.47	$0.40
Diluted earnings per share	0.21	0.61	0.55	0.46	0.39
Cash dividend per share	0.20	0.18	0.18	0.18	0.18

Average shares outstanding	22,271,412	22,481,551	22,486,041	23,035,526	23,588,313
Average diluted shares outstanding	22,529,370	22,776,908	22,769,572	23,313,346	23,884,744

Performance Ratios
Return on average assets	0.54%	1.56%	1.42%	1.27%	1.13%
Return on average common equity	5.54	15.92	14.64	12.72	11.14
Efficiency ratio (1)	69.32	62.56	63.76	64.57	69.27

As a Percent of Average Interest-Earning Assets (1)
Interest income	4.28%	4.44%	4.60%	4.73%	4.70%
Interest expense	0.65	0.74	0.84	0.86	0.82
Net interest income	3.63	3.70	3.76	3.87	3.88

Average Balances
Loans	$2,766,770	$2,776,037	$2,786,544	$2,699,648	$2,621,871
Securities available for sale	527,395	488,016	423,255	441,523	446,734
Total earning assets	3,350,948	3,320,828	3,285,081	3,191,264	3,152,177
Total assets	3,565,829	3,529,744	3,483,296	3,388,398	3,357,003
Deposits	3,066,298	3,040,099	3,023,334	2,929,885	2,909,096
Interest bearing liabilities	2,309,995	2,251,928	2,219,133	2,155,660	2,115,549
Shareholders’ equity	348,963	345,910	337,162	338,254	341,592

End of Period
Capital
Tangible common equity ratio	8.40%	8.96%	8.71%	8.72%	9.26%
Average equity to average assets	9.79	9.80	9.68	9.98	10.18
Tangible common equity per share of common stock	$13.81	$14.08	$13.63	$13.19	$13.17
Total shares outstanding	21,892,001	22,481,643	22,480,748	22,498,776	23,560,179

Selected Balances
Loans	$2,718,115	$2,725,023	$2,722,446	$2,706,526	$2,618,795
Securities available for sale	594,284	518,400	439,592	430,305	461,531
Total earning assets	3,416,845	3,343,941	3,348,631	3,239,247	3,180,655
Total assets	3,632,387	3,564,694	3,550,837	3,438,302	3,383,606
Deposits	3,083,564	3,036,727	3,052,312	2,978,885	2,934,225
Interest bearing liabilities	2,350,056	2,312,753	2,272,587	2,194,970	2,141,083
Shareholders’ equity	335,618	350,169	340,245	330,846	344,726

(1)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation

Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,
	2020	2019
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent (“FTE”)

Net interest income	$30,191	$30,243
Add: taxable equivalent adjustment	121	117
Net interest income - taxable equivalent	$30,312	$30,360
Net interest margin (GAAP) (1)	3.61%	3.86%
Net interest margin (FTE) (1)	3.63%	3.88%

Adjusted Net Income before tax

Income before income tax	$5,755	$11,548
Provision for loan losses	6,721	644
Pre-tax, pre-provision income	$12,476	$12,192

(1)	Annualized.

Reconciliation of Non-GAAP Financial Measures (continued)
Independent Bank Corporation

Tangible Common Equity Ratio
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Dollars in thousands)
Common shareholders’ equity	$335,618	$350,169	$340,245	$330,846	$344,726
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	5,071	5,326	5,598	5,870	6,143
Tangible common equity	$302,247	$316,543	$306,347	$296,676	$310,283

Total assets	$3,632,387	$3,564,694	$3,550,837	$3,438,302	$3,383,606
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	5,071	5,326	5,598	5,870	6,143
Tangible assets	$3,599,016	$3,531,068	$3,516,939	$3,404,132	$3,349,163

Common equity ratio	9.24%	9.82%	9.58%	9.62%	10.19%
Tangible common equity ratio	8.40%	8.96%	8.71%	8.72%	9.26%

Tangible Common Equity per Share of Common Stock:

Common shareholders’ equity	$335,618	$350,169	$340,245	$330,846	$344,726
Tangible common equity	$302,247	$316,543	$306,347	$296,676	$310,283
Shares of common stock outstanding (in thousands)	21,892	22,482	22,481	22,499	23,560

Common shareholders’ equity per share of common stock	$15.33	$15.58	$15.13	$14.70	$14.63
Tangible common equity per share of common stock	$13.81	$14.08	$13.63	$13.19	$13.17

The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.